Exhibit 5.1

ATTORNEYS AT LAW 777 East Wisconsin Avenue Milwaukee, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com

June 2, 2021

The Marcus Corporation

100 East Wisconsin Avenue - Suite 1900

Milwaukee, WI 53202

Ladies and Gentlemen:

We have acted as legal counsel to The Marcus Corporation, a Wisconsin corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-8 (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended, relating to the registration of the offer, issuance and sale by the Company of 1,000,000 shares of common stock, par value $1 per share (the “Securities”) of the Company. The Securities are to be sold by the Company pursuant to The Marcus Corp 401k Retirement Savings Plan (the “Plan”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Articles of Incorporation of the Company, as presently in effect; (ii) the Bylaws of the Company, as presently in effect; (iii) the Plan; (iv) the Registration Statement and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Securities have been duly authorized and, when issued and delivered upon the receipt of consideration constituting lawful consideration under Wisconsin law in accordance with the Plan, will be validly issued, fully paid and non-assessable. With respect to the foregoing opinion, at one time Section 180.0622(2)(b) of the Wisconsin Business Corporation Law imposed personal liability upon shareholders for debts owing to employees of the Company for services performed, but not exceeding six months’ service in any one case. This statutory provision was repealed by 2005 Wisconsin Act 474, which provided that the repeal applies to debts incurred on or after June 14, 2006.

The foregoing opinion is limited to the laws of the state of Wisconsin. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any reference to our firm in the prospectus which is a part of the Registration Statement. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities Exchange Commission promulgated thereunder.

Sincerely,

/s/ Foley & Lardner LLP

FOLEY & LARDNER LLP

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